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                                                                    EXHIBIT 99.7



                                                           June 21, 2000



Mark S. Hiltwein
515 Bradford Avenue
Westfield, NJ 07090

Dear Mark:

The purpose of this letter is to outline the terms of our offer to employ you as Senior Vice President and Controller of Walter Industries, Inc. ("Walter Industries" or the "Company").

      1. Your position will be Senior Vice president and Controller of Walter Industries, Inc., whose corporate offices are located 1500 North Dale Mabry Highway, Tampa, FL 33631. You shall report to and serve at the direction of Robert B. Lewis. Your initial responsibilities shall be to assume the duties of the Controller. These responsibilities include Accounting, Financial Reporting, Planning and Budgeting as well as Financial Systems. Such responsibilities may be changed from time to time.


      2.    Your employment will commence no later than July 17, 2000.

      3.    Your compensation package will be as follows:

            (a)   BASE SALARY

                  The gross amount of $215,000.00 per year, which will be paid in accordance with the payroll practices of Walter Industries, as they may change from time to time. The current payroll pay cycle is bi-monthly on the 15th and 30th of each month.

            (b)   BONUS

                  You will be eligible to receive an annual bonus award of up to 75% of your base salary. Participation in the bonus pool is dependent upon the achievement of Walter Industries annual financial and other goals, as well as the accomplishment of individual objectives mutually agreed upon in writing each year. As an incentive to enter into the employ of Walter Industries, the company agrees to provide a $20,000 signing bonus and to guarantee your first year bonus.

            (c)   BENEFITS

                  o Reimbursement for all reasonable and customary
            business-related travel and entertainment expenses, in accordance with the terms of the policy generally applicable to the executives in the location in which you are primarily based, as it may change from time to time. The company will reimburse the Executive for all commuting costs while the Executive searches for appropriate living arrangements.

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                  o Participation in the group life and health insurance benefit programs, generally applicable to Executives employed in the location in which you are primarily based, in accordance with their terms, as they may change from time to time. A benefits booklet will be available for your review upon request.

                  o Participation in the Profit-sharing Plan, generally
            applicable to salaried employees in the location in which you are primarily based, as it may change from time to time and in accordance with its terms. A Profit-sharing booklet will be available for your review upon request.

                  o Participation in the ESPP Plan, generally applicable to
            salaried employees in the location in which you are primarily based, as it may change from time to time and in accordance with its terms. An ESPP booklet will be available for your review upon request.

                  o Participation in the Executive Auto Plan, generally
            applicable to eligible Executives employed in the location in which you are primarily based. The company agrees to provide you with a monthly car allowance of $750.00 plus applicable insurance, taxes, registration, gasoline and repair and maintenance costs.

                  o Eligibility for 30 days of annual vacation to be used each year in accordance with policy generally applicable to Executives employed in the location in which you are primarily based, as it may change from time to time.

            (d)   MOVING EXPENSES AND TEMPORARY LIVING EXPENSES

                  o The Company agrees to cover all moving related expenses
            incurred by the Executive including but not limited to moving and storage costs, closing fees ( including up to three points) and legal fees associated with the Executives relocation.

                  o The Company also agrees to pay temporary living expenses for the Executive until such time as the Executive can find appropriate permanent housing in the local area.

            (e)   SEVERANCE

                  o Eligibility for the severance benefits outlined below
            provided, that the Executive is NOT terminated for "Cause" or that the Executive wishes to terminate employment for "Good Reason". See paragraph 7 for the definitions of "Cause" and "Good Reason".

                  o Twelve months of salary continuance, including base and
            bonus, at the applicable rate in effect at the time of termination. Such payment will be paid in a lump sum and will be grossed up accordingly.

                  o Twelve months continuation of all benefits outlined above.
            In the event, a benefit continuation may be ineligible under a plan design the company agrees to make monetary payment to the executive in an equivalent amount.

      4. You agree that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by you during the period of your employment with Walter Industries, either solely or in collaboration with others, which relate to the actual or

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anticipated business or research of the Company, which result from or are suggested by any work you may do for the Company, or which result from use of the Company's premises or the Company's or its customers' property (collectively, the "Developments") shall be the sole and exclusive property of the Company. You hereby assign to the Company your entire right and interest in any such Development, and will hereafter execute any documents in connection therewith that the Company may reasonably request. This section does not apply to any inventions that you made prior to your employment by the Company, or to any inventions that you develop entirely on your own time without using any of the Company's equipment, supplies, facilities or the Company's or its customers' confidential information and which do not relate to the Company's business, anticipated research and development, or the work you have performed for the Company.

      5. As an inducement to Walter Industries to make this offer to you, you represent and warrant that you are not a party to any agreement or obligation for personal services, and that there exists no impediment or restraint, contractual or otherwise on your power, right or ability to accept this offer and to perform the duties and obligations specified herein.

      6. You acknowledge that Walter Industries expects you to respect and safeguard the trade secrets and confidential information of your former employers. You agree not to disclose to Walter Industries, use in Walter Industries business, or cause Walter Industries to use, any information or material that is confidential to any former employer, unless such information is no longer confidential or Walter Industries or you have obtained the written consent of such former employer to do so. Similarly, you acknowledge and agree that you will respect and safeguard Walter Industries property, trade secrets and confidential information. You acknowledge that the Company's electronic communication systems (such as e-mail and voice-mail) are maintained to assist in the conduct of the Company's business and that such systems and data exchanged or stored thereon are Company property. In the event that you leave the employ of the Company, you will not disclose any trade secrets or confidential information you acquired while an employee of the Company to any other person or entity, including, without limitation, a subsequent employer, or use such information in any manner.

      7.    Definitions

            (a) ("Cause" shall mean the Executive's (i) conviction or guilty plea of a felony involving fraud or dishonesty, (ii) theft or embezzlement of property from the company or (iii) willful and continued refusal by the Executive to perform the duties of his position (other than any such failure resulting from the Executive's incapacity due to physical or mental illness).

            (b) The Executive shall have "Good Reason" to terminate employment if (i) the Executive does not continue in the office of the Company which he was hired to hold, (ii) there is a substantial change in the Senior Management of the Company (iii) the Executive's duties responsibilities, status or authority are materially reduced, diminished or adversely altered from those he was hired to perform, or (iv) the Executive's future or current compensation or benefits are reduced; (v) the company reduces the potential earnings of the Executive under any performance-based bonus, equity or other incentive plan granted to the Executive upon hiring.

      8. You acknowledge and agree that you have read this letter agreement carefully, have been advised by Walter Industries to consult with an attorney regarding its contents and that you fully understand the same.

      9. It is agreed and understood that this offer letter, if and when accepted, shall constitute our entire agreement with respect to the subject matter hereof and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to your employment with the Company.


Sincerely,

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                                   ACCEPTANCE

I have read the foregoing, have been advised to consult with counsel of my choice concerning the same, and I fully understand the same, and I approve and accept the terms set forth above as governing my employment relationship with Walter industries.

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